EXHIBIT 10.4.1
-ASSET PURCHASE AGREEMENT-
     This Asset Purchase Agreement (“Agreement”), entered into on February 28th, 2005 by and between Moving Records, LLC, a private company established and operated in the state of Minnesota (“Seller”), and Immediatek, Inc., a publicly traded Nevada corporation domesticating in Texas, with offices in Richardson, Texas, (“Buyer”),
WITNESSETH THAT:
     Whereas, Seller, owns certain assets; and Whereas, Seller desires to sell, assign, transfer and convey to Buyer and Buyer desires to purchase and acquire specific assets identified below under “Acquired Assets” of Seller relating to the terms and subject to the conditions set forth in this Agreement; the parties hereby agree as follows:
ASSETS PURCHASED; LIABILITIES ASSUMED
Acquired Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, the “Acquired Assets”.
For the purposes of this Agreement, “Acquired Assets” are described as follows:
(1)	Moving Records Name. This includes but is not limited to the Moving Records name, logos, trademarks, registered marks, service marks, graphic images and digital files containing the name Moving Records.

(2)	Moving Records Website. This includes but is not limited to the domain name (URL), www.movingrecords.com, the complete contents of the website, functionality, FLASH, and source code.

(3)	Intellectual Property. This includes but is not limited to any proprietary software, source code, software licenses, patents, trademark registrations, copyright registrations, sound recording copyrights or licenses of any kind developed or acquired through the business of Moving Records.

(4)	Recordings / Inventory / Artwork. This includes but is not limited to any CD titles, actual sound recordings in any format, inventory of any sound recordings, blank CD-R inventory and any artwork designed for any cover art, website, flyer, advertisement or poster.

(5)	Contracts / Accounts Receivable. This includes but is not limited to any license agreements, contracts or agreements made with artists, labels, managers, agents or promoters for the recording and duplication of sound recordings.

(6)	Customer Lists. This includes but is not limited to customer contact information, including email addresses, phone numbers, mailing addresses and purchase history detail.

(7)	Physical Asset List. Equipment includes but is not limited to the commercial mobile vehicle and its recording and duplication equipment. Description of the equipment is as follows:

(i) Assets Description
Pro Tools MIX3		3
	DH21469 Rev R; DH
	21494 Rev R; DH18250
Digidesign 888/24	Rev K	3
Digidesign 882/20		1
Digidesign ADATbridge	DYO1677	1
Waves Gold TDM Plugins	ACC11754; ACC11667	2
Vixel 9100 Fabric Switch	SNZ21L4001427	1
2.5 Terabyte Apple Xserve	XB311020M8M	1
	XB3420VUPC1;
	XB33501UPC1;
Apple 1.25 Ghz G4	XB33307MPC1	3
HHb CD Recorder	BIMP004846CC	1
Tascam CD Recorder	0040344	1
TRUE Precision8 Mic Preamps		1
Mackie HR824 Monitor Speakers		2
15” Computer Monitors		2
500’ 4-channel Snake		1
Medusa Custom 32-Channel Split Snake		1
Rode NT4 Stereo Mic		1
Custom Rack Mount CD Duplicators		9
Custom Rock Hard Road Cases		6
Merch Equip. Cash Reg, Tents, Listening Stat.		1
$20,000 Bland MR CDRs		1
* Make: InternationalModel or series: 9200
Year: 2000
Color: Black
VIN #: 2HSCDATN3YC061112
Style: Cat Engine 3406E 450 HP, Positrack
Traction
Odometer reading as of 1/31/05: 320,000	2hscdatn3yc061112	1
Provisional Patent	60/541,706

*	International Series 9200, Year 2000 — The title to the mobile rig is in the process of being transferred from Michael Nolan to Immediatek, Inc. as referenced by a separate document signed between Immediatek and Michael Nolan. As a condition of the transference of title, Immediatek and Michael Nolan have agreed to convert the $80,000 lien on the title into common stock in the amount of 700,000 shares. As additional compensation for structuring this transaction, Wes Schuck will receive an additional 200,000 shares of common stock in Immediatek, Inc. above and beyond amount stated in section entitled “Allocation of Stock to Individuals”.
Liabilities Assumed and Excluded. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume certain liabilities and Buyer shall be exempt or excluded from other certain liabilities as described below:
For purposes of this Agreement, “Assumed Liabilities” means the following liabilities and obligations are no longer the responsibility of the Seller from effective on the date the Asset Purchase Agreement is executed. Certain liabilities become the responsibility of the buyer immediately upon Closing with respect to the following: Certain software applications or set of capabilities that are not fully developed become the sole responsibility of the Buyer.
For the purposes of this Agreement, “Assumed Liabilities” are described as follows:
Buyer hereby agrees to assume a total of $120,000 in debt from Seller. A separate Promissory Note will be executed with each lender and the Buyer. The terms of the assumed debt are as follows:
a.	Three-year note with a balloon payment at full maturity.

b.	Interest to accrue at an annualized rate of (7%) seven percent.

c.	Payments on interest and principle prior to the balloon payment are payable at a rate of .25 cents per disc produced and distributed.

d.	The Assumed Debt is convertible into restricted common stock in Immediatek, Inc. at a rate of .30 per share during the initial 12 months immediately succeeding the date of this Asset Purchase Agreement, after this time as expired the assumed debt is convertible at $0.50 per share between the 12th through 24th months, and $0.70 per share between the 24th through 36th month.

e.	In the event that a capital investment of at least $2 million occurs within a 30 day period Buyer will pay off the debt in full without any prepayment penalty.

f.	The $120,000 loan is distributed amongst Lenders as follows: Steven Lenzen $100,000; David Peters $20,000

g.	In addition to the debt, Buyer assumes accounts payable from vendors listed. Repayment terms are to be negotiated directly with the vendor in a separate document.
Copycats: $13,973.39
Ryan McKeown tax returns: $450.00
Rockhard Road Cases: $550.00
Various Band Royalties: $229.92
Eric Bull Attorney fees: $500.00
For purposes of this Agreement, “Excluded Liabilities” means any liability or obligation of Seller not specifically defined as an Assumed Liability above remains the liability of the Seller with respect to the following: The Seller is hereby responsible for the costs, good standing and legal transferability of any and all of the “Acquired Assets”.
PURCHASE PRICE
Purchase Price. On the terms and subject to the conditions set forth in this Agreement and in consideration for the Acquired Assets to be sold and transferred to Buyer, Buyer shall pay to Seller, One Million Six Hundred Thousand (1,600,000) shares of common restricted stock in

Immediatek, Inc. Immediatek stock is traded on the Over The Counter (“OTC”) Exchange and the Company’s stock symbol is “ITEK”. The commons stock issued is restricted from trading for 12 months from the date of issuance. After the 12-month period the stock certificate must be registered through Rule 144 before it can be traded.
Payment of Purchase Price. Buyer shall pay the Purchase Price to Seller at the Closing with the issuance of a stock certificate equating to One Million Six Hundred Thousand (1,600,000) restricted common shares of stock in Immediatek, Inc.
Allocation of Stock to Individuals. Seller hereby agrees to allocate One Million Six Hundred Thousand (1,600,000) restricted common shares of stock in Immediatek, Inc. as follows:

Shareholder	Stock Allocation
Wes Schuck	720,000
Steven Lenzen	784,000
Mike Nolan	80,000
Marcia Highum	16,000
Total	1,600,000
CLOSING
Closing. For purposes of this Agreement, the “Closing” means the time at which Seller consummates the sale and transfer of the Acquired Assets to Buyer, against payment by Buyer of the Purchase Price, after satisfaction of each of the conditions precedent described in this Agreement. The Closing shall take place on February 28th, 2005.
Seller’s Closing Deliveries. At the Closing, in addition to any other documents specifically required to be delivered pursuant to this Agreement, Seller shall deliver to Buyer the following: A copy of the complete array of intellectual property listed in “Acquired Assets”. Seller shall also deliver all legal, corporate and business files and related paperwork. Seller, specifically Wes Schuck, shall avail himself during the interim period, at no additional cost, for technical advisory services as needed and as schedules permit, until which time an employment agreement is put in place.
Buyer’s Closing Deliveries. At the Closing, in addition to any other documents specifically required to be delivered pursuant to this Agreement, Buyer shall deliver to Seller the following: Buyer agrees to assume the Assumed Liabilities and to deliver Purchase Price as required by this Agreement, duly executed by an officer of Buyer; This Asset Purchase Agreement is hereby certified as of the date of the Closing, the resolutions duly adopted by the Board of Directors of Buyer authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (ii) that such resolutions have not been rescinded or modified and remain in full force and effect as of the date of the Closing;
REPRESENTATIONS AND WARRANTIES
Representations and Warranties of Seller. Seller represents and warrants to Buyer that at the Closing, Seller will have good and marketable title to the Acquired Assets and will have the right to transfer and sell the same to Buyer, free and clear of all liens and encumbrances with the exception of those liabilities listed in the Assumed Liabilities. The Acquired Assets are being sold to Buyer with the understanding that the assets are functional and viable as usable commercial products for their intended use and free of any defaults or limitations except as explicitly stated in the “Acquired Assets” description.
Representations and Warranties of Buyer. Buyer represents and warrants to Seller that Buyer is a duly organized legal business entity and validly existing under the laws of its state of formation. Buyer has full power and authority to (i) execute and deliver this Agreement and to perform its obligations hereunder, and (ii) own and operate its assets, properties and business and carry on its business as presently conducted. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.
COVENANTS PENDING CLOSING
Insurance Requirements. Prior to Closing, Seller will show evidence and confirm that sufficient equipment insurance policies are in force for the Acquired Assets, specifically those assets that are listed in the Physical Asset List under the Acquired Assets, namely the Custom Conversion Mobile Vehicle and the recording and duplication equipment is houses.
Public Announcements. Prior to Closing, Seller will consult with Buyer before issuing any press release or otherwise making any public statement with respect to the sale, and will not issue any such press release or make any such public statement without the prior approval of Buyer.
POST-CLOSING COVENANTS
The parties hereto agree as follows with respect to the period following the Closing: Seller agrees to deliver the “Acquired Assets” fully insured and in good and workable condition. For the time being the Physical Assets will be stored and maintained with Seller and Seller will remain the custodian of the Physical Assets. Seller further agrees never to license or re-sell any copies of the “Acquired Assets”. Seller, however, may keep a copy of the “Acquired Assets” for the sole purpose of advising Buyer and co-developing with Buyer regarding “Acquired Assets”. Said copy of “Acquired Assets” used by Seller becomes the sole property of Buyer and at anytime Buyer can demand immediate stop of usage and demand that copy be delivered to Buyer’s offices. Seller may not re-name, re-package, re-develop or re-deploy any of the “Acquired Assets” of the same functionality in any way for any use.
MISCELLANEOUS
Assignments. Seller hereby agrees to assign all rights and title to Buyer pertaining to Purchased Assets. Further Seller hereby agrees to execute any required assignment agreement or related documentation subsequent to this Agreement to effect the change in ownership regarding any public filings, including but not limited to, U.S. patent filings and U.S. trademark filings.
Notices. All notices, requests, consents and other communications hereunder (each, a “Notice”) shall be in writing and shall be deemed to have been given the date of receipt of such Notice when sent via first class United States registered mail, return receipt requested, postage prepaid to the address listed below for the party to whom the Notice is being sent (the “Notice Party”);

Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to such jurisdiction’s conflict of laws principles. All parties to this Agreement agree to submit to the jurisdiction of any state or federal court located in Dallas County, Texas, to resolve any dispute arising from, through, or in any manner related to this Agreement.
Entire Agreement; Amendments and Waivers. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained in this Agreement and supersedes all prior agreements or understandings of the parties. The parties, only by mutual agreement in writing, may amend, modify and supplement this Agreement. The failure of any party to this Agreement to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
Indemnity. Buyer and Seller shall indemnify, defend and hold each other harmless against and in respect of any and all losses, liabilities, deficiencies, penalties, fines, costs, damages and expenses whatsoever (including, without limitation, reasonable professional fees and costs of investigation, litigation, settlement and judgment and interest) that may be suffered or incurred by Seller or Buyer from or by reason of (i) any inaccuracy of a representation or breach of a warranty made by Seller in this Agreement, (ii) any breach of any covenant or agreement made by Buyer in this Agreement, (iii) any of the Assumed Liabilities, (iv) any of the Acquired Assets, and (v) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of February 28th, 2005.

Moving Records, LLC.	Immediatek, Inc.

/s/ Wes Schuck	/s/ Zach Bair

(Signature)	(Signature)

Wes Schuck	Zach Bair

(Printed Name)	(Printed Name)

President	Chief Executive Officer

(Title)	(Title)

2/28/05	2/28/05

(Date)	(Date)